As filed with the Securities and Exchange Commission on December 8, 2025

Registration No. 333-281498

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

THE BOEING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	91-0425694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

929 Long Bridge Drive, Arlington, VA	22202
(Address of Principal Executive Offices)	(Zip Code)

Spirit AeroSystems Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan

(Full title of the plan)

John C. Demers

Corporate Secretary, Vice President & Assistant General Counsel

The Boeing Company

929 Long Bridge Drive, Arlington, VA 22202

(Name and address for agent for service)

(703) 465-3500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

The Boeing Company (the “Company” or “Boeing”) hereby amends its Registration Statement on Form S-4 (File No. 333-281498) filed with the United States Securities and Exchange Commission (the “Commission”) on August 12, 2024 (the “Initial Registration Statement”), as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on November 27, 2024 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on December 20, 2024, by filing this post-effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of June 30, 2024 (the “Merger Agreement”), by and among Boeing, Spirit AeroSystems Holdings, Inc. (“Spirit”) and Sphere Acquisition Corp., a wholly owned subsidiary of Boeing (“Merger Sub”), pursuant to which, effective as of December 8, 2025, Merger Sub merged with and into Spirit, with Spirit surviving the merger and becoming a wholly owned subsidiary of Boeing (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each share of Class A Common Stock, par value $0.01 per share, of Spirit (“Spirit Common Stock”) that was issued and outstanding immediately prior to the Effective Time (other than shares of Spirit Common Stock owned by Spirit, Boeing or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties) was automatically cancelled and converted into the right to receive 0.1955 shares of common stock, par value $5.00 per share, of Boeing (“Boeing Common Stock,” and such number of shares of Boeing Common Stock, the “Per Share Merger Consideration”).

Pursuant to the terms of the Merger Agreement, at the Effective Time, certain outstanding Spirit restricted stock unit awards (“Spirit RSU”) and Spirit performance stock unit awards (“Spirit PSU”) were automatically converted into a restricted stock unit award denominated in shares of Boeing Common Stock (a “Boeing Stock-Based RSU”).

For Spirit RSUs, the number of shares of Boeing Common Stock subject to each such Boeing Stock-Based RSU was determined by multiplying the total number of shares of Spirit Common Stock subject to such Spirit RSU immediately prior to the Effective Time by the Per Share Merger Consideration, and any accrued but unpaid dividend equivalents with respect to such Spirit RSU were assumed and became an obligation with respect to the applicable Boeing Stock-Based RSU. For Spirit PSUs, the number of shares of Boeing Common Stock subject to each such Boeing Stock-Based RSU was determined by multiplying the total number of shares of Spirit Common Stock subject to such Spirit PSU immediately prior to the Effective Time based on the attainment of the applicable performance metrics at the actual level of performance, determined as specified in the Merger Agreement, multiplied by the Per Share Merger Consideration. Each such Boeing Stock-Based RSU is governed by the same terms and conditions (including vesting terms, but excluding performance conditions in the case of Spirit PSUs) as were applicable to such Spirit RSU or Spirit PSU immediately prior to the Effective Time.

Boeing hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 158,023 shares of Boeing Common Stock, issuable pursuant to the Spirit AeroSystems Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “Plan”), related to the Spirit RSUs and Spirit PSUs, originally granted under the Plan, that were converted to Boeing Stock-Based RSUs in connection with closing of the Merger. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 3, 2025;

(b) the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March  31, 2025, filed with the Commission on April 23, 2025, June 30, 2025, filed with the Commission on July 29, 2025, and September 30, 2025, filed with the Commission on October 29, 2025;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on February  25, 2025, April  24, 2025, April  24, 2025, June  4, 2025, July  3, 2025, August  28, 2025, and December 3, 2025; and

(d) the description of Boeing Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 3, 2025, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are furnished or deemed to have been furnished and not filed or that are not deemed to be incorporated by reference into filings with the Commission, in each case, in accordance with Commission rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01(including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel for the Company as to the validity of the securities registered hereunder is given by John C. Demers, Corporate Secretary, Vice President & Assistant General Counsel for the Company. Mr. Demers is regularly employed by the Company, owns shares of Boeing Common Stock and participates in and holds equity awards under certain of the Company’s compensation plans, but is not eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action and proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit, or proceeding referred to above, or any claim, issue, or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VII, Section 3 of the Company’s By-Laws provides for indemnification of its directors and officers to the fullest extent permitted by the DGCL. The Company maintains liability insurance applicable to its directors and certain officers as permitted by Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or certain officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) any breach of such person’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, payments of unlawful dividends or unlawful stock repurchases or redemptions, (iv) for any transaction from which the director derived an improper personal benefit, or (v) in the case of an officer, any action by or in the right of the corporation.

Article Eleventh of the Company’s Amended and Restated Certificate of Incorporation provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director will not be liable to the Company or its stockholders for monetary damages for conduct as a director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of The Boeing Company, dated May 5, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated May 1, 2006).

4.2	By-Laws of The Boeing Company, as amended and restated August 29, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated August 29, 2023).

4.3	Certificate of Designations, filed with the Secretary of State of the State of Delaware and effective October 31, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated October 28, 2024)

5.1*	Opinion of Counsel.

10.1	Spirit AeroSystems Holdings, Inc. 2014 Amended and Restated Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Spirit’s Form 10-Q for the quarter ended June 29, 2023).

15.1*	Awareness Letter of Independent Registered Accounting Firm.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-4, dated August 12, 2024).

107+	Filing Fee Table (incorporated by reference to Exhibit 107 to the Initial Registration Statement).

*	Filed herewith.
+

All filing fees payable in connection with the registration of shares of Boeing Common Stock related to the Spirit equity awards covered by this Registration Statement were previously paid in connection with the filing of the Initial Registration Statement. Accordingly, no additional filing fee is required. See “Explanatory Note.”

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on the 8th day of December, 2025.

The Boeing Company

By:	/s/ Jesus Malave, Jr.
Name: Jesus Malave, Jr. Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 8th day of December, 2025.

Signature	Title

/s/ Robert K. Ortberg Robert K. Ortberg	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jesus Malave, Jr. Jesus Malave, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael J. Cleary Michael J. Cleary	Senior Vice President and Controller (Principal Accounting Officer)

* Steven M. Mollenkopf	Chair of the Board

* Robert A. Bradway	Director

/s/ Mortimer J. Buckley Mortimer J. Buckley	Director

* Lynne M. Doughtie	Director

* David L. Gitlin	Director

* Lynn J. Good	Director

* Stayce D. Harris	Director

* Akhil Johri	Director

* David L. Joyce	Director

* John M. Richardson	Director

/s/ Bradley D. Tilden Bradley D. Tilden	Director

*

Dana E. Kumar, by signing her name hereto, signs and executes this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 pursuant to the Power of Attorney executed by the above-named signatories and filed with the Securities and Exchange Commission as Exhibit 24.1 hereto.

By:	/s/ Dana E. Kumar
Dana E. Kumar
Attorney-in-Fact